Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Risk factors – Risks related to our financial position”, “Management’s discussion and analysis of financial condition and results of operations”, and “Experts” and to the use of our report dated June 17, 2013 (except for paragraph 14 of Note 9, as to which the date is September 12, 2013), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-190608) and related Prospectus of Fate Therapeutics, Inc. dated on or about September 12, 2013 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

September 12, 2013